                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
                                                    OMB Number: 3235-0145
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                                                    hours per response....14.90
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   1  )*
                                            ------

                            UNIQUE MOBILITY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 909154-10-6
           ---------------------------------------------------------
                                (CUSIP Number)

                       c/o Advent International Corporation

JANET LOUISE HENNESSY    101 FEDERAL STREET, BOSTON, MA 02110      617-951-9400
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                APRIL 30, 1997
           ---------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                 Final Filing
                                 ------------

                                  SCHEDULE 13D
---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 2 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]

                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER
 NUMBER OF
  SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       8  SHARED VOTING POWER
   EACH
 REPORTING         NONE
  PERSON       -----------------------------------------------------------------
   WITH         9  SOLE DISPOSITIVE POWER

                   NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7    2 of 7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                        ------------------
CUSIP NO. 909154-10-6                                        PAGE 3 OF 14 PAGES
---------------------                                        ------------------


--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER
 NUMBER OF
  SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       8  SHARED VOTING POWER
   EACH
 REPORTING         NONE
  PERSON       -----------------------------------------------------------------
   WITH         9  SOLE DISPOSITIVE POWER

                   NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7    2 of 7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 4 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER
 NUMBER OF
  SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       8  SHARED VOTING POWER
   EACH
 REPORTING         NONE
  PERSON       -----------------------------------------------------------------
   WITH         9  SOLE DISPOSITIVE POWER

                   NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7    2 of 7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 5 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVENT FUTURE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER
 NUMBER OF
  SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       8  SHARED VOTING POWER
   EACH
 REPORTING         NONE
  PERSON       -----------------------------------------------------------------
   WITH         9  SOLE DISPOSITIVE POWER

                   NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7    2 of 7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 6 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVENT OMNIBUS LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER
 NUMBER OF
  SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       8  SHARED VOTING POWER
   EACH
 REPORTING         NONE
  PERSON       -----------------------------------------------------------------
   WITH         9  SOLE DISPOSITIVE POWER

                   NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7    2 of 7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 7 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER

                   NONE
 NUMBER OF     -----------------------------------------------------------------
  SHARES        8  SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          NONE
   EACH        -----------------------------------------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
  PERSON
   WITH            NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7       2 of 7
   (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP NO. 909154-10-6                                         PAGE 8 OF 14 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   ADWEST LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                             [ ]
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   DELAWARE
--------------------------------------------------------------------------------
                7  SOLE VOTING POWER

                   NONE
 NUMBER OF     -----------------------------------------------------------------
  SHARES        8  SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          NONE
   EACH        -----------------------------------------------------------------
 REPORTING      9  SOLE DISPOSITIVE POWER
  PERSON
   WITH            NONE
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                   NONE
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        NONE
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INLCUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7       2 of 7
   (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                      Page 9 of 14


Item 1.  Security and Issuer.
------

     This statement on Schedule 13D relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in the Common Stock, $0.01 par value (the "Common Stock") of Unique Mobility, Inc., a Colorado corporation (the "Corporation"). The CUSIP number associated with such Common Stock is 909154-10-6. The address of the principal executive office of the Corporation is 425 Corporate Circle, Golden, CO 80401.

     The purpose of this amendment is to report certain changes in beneficial ownership that have occurred since the original filing of this statement.

Item 2.  Identity and Background
------

     (a) (b) (c) and (f) This statement is being filed by the following entities:

     (1)  Advent International Corporation, a Delaware corporation;

     (2) Advent International Limited Partnership, a Delaware limited partnership;

     (3)  Adval Limited Partnership, a Delaware limited partnership;

     (4)  Advent Future Limited Partnership, a Delaware limited partnership;

     (5)  Advent Omnibus Limited Partnership, a Delaware limited partnership

     (6) Advent Performance Materials Limited Partnership, a Delaware limited partnership;

     (7)  Adwest Limited Partnership, a Delaware limited partnership;

     The persons serving as directors and executive officers of Advent International Corporation are set forth on Schedule A hereto.

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                     Page 10 of 14



     The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." Advent International Corporation ("Advent") is an investment advisory firm. Advent International Limited Partnership ("AILP") is a venture capital investment fund the general partner of which is Advent. Adval Limited Partnership ("Adval"), Advent Future Limited Partnership ("Future"), Advent Omnibus Limited Partnership ("Omnibus"), Advent Performance Materials Limited Partnership ("Performance") and Adwest Limited Partnership ("Adwest") are venture capital investment funds, the general partner of which is AILP. Except as otherwise stated on Schedule A hereto, the principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

     (d) (e) During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.


              (REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY)

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                     Page 11 of 14


Item 5.     Interest in Securities of the Issuer.
------

     (a) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 11, 1997) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                Number of Shares            Percentage
                                          ---------------------------        of Shares
Reporting Person                          Common    Warrants    Total      Outstanding
--------------------------------------    --------------------------------------------
Adval Limited Partnership (1)               0          0          0            0.0%
Advent Future Limited Partnership (1)       0          0          0            0.0%
Advent Omnibus Limited Partnership (1)      0          0          0            0.0%
Advent Performance Materials                0          0          0            0.0%
  Limited Partnership (1)
Adwest Limited Partnership (1)              0          0          0            0.0%
                                          ---        ---        ---            ---
Advent International Limited
Partnership (1)                             0          0          0            0.0%
                                          ---        ---        ---            ---


Advent International Corporation            0          0          0            0.0%
                                          ===        ===        ===            ===


Total Group Ownership                       0          0          0            0.0%
                                          ===        ===        ===            ===


          (1) Advent is the General Partner of AILP, which in turn is the General Partner of the indicated reporting persons. As such, Advent has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of Advent and AILP derives from such power.

          (b) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

          (c) During April 1997 the Reporting Persons sold an aggregate of 462,362 shares of the Corporation's Common Stock at an average price of $2.782 per share. In addition the reporting persons sold Warrants representing an aggregate of 658,333 shares of the Corporation's Common Stock at $.375 per warrant share. The total gross proceeds from these sales were $1,533,251.

          (d)  Not applicable.

          (e) The Reporting Persons no longer own Common Stock or Warrants of the Corporation and therefore have ceased to be the beneficial owners of greater than 5% of the Corporation's Common Stock.

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                     Page 12 of 14



Item 7.   Material to be Filed as Exhibits.
------

          None

                                    SIGNATURE
                                    ---------


          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


May 1, 1997


ADVENT INTERNATIONAL CORPORATION
By:         Janet L. Hennessy
                  Vice President   /s/ Janet L. Hennessy
                                  ---------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

ADVAL LIMITED PARTNERSHIP
By:         Advent International Limited Partnership,
                  General Partner
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

ADVENT FUTURE LIMITED PARTNERSHIP
By:         Advent International Limited Partnership,
                  General Partner
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                     Page 13 of 14



ADVENT OMNIBUS LIMITED PARTNERSHIP
By:         Advent International Limited Partnership,
                  General Partner
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
By:         Advent International Limited Partnership,
                  General Partner
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

ADWEST LIMITED PARTNERSHIP
By:         Advent International Limited Partnership,
                  General Partner
By:         Advent International Corporation,
                  General Partner
By:         Janet L. Hennessy
                  Vice President  /s/ Janet L. Hennessy
                                  ---------------------------------------

                                    Amended
CUSIP NO. #909154-10-6            Schedule 13D                     Page 14 of 14



                                  SCHEDULE A

     The name and present principal occupation of each executive officer and director of Advent International Corporation are set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, 101 Federal Street, Boston, Massachusetts 02110. All of the persons listed below are United States citizens.

I.          Advent International Corporation

                                       Position with           Principal
                                   Advent International       Occupation
     Name                               Corporation         (if different)
     ----                               -----------         --------------

     Peter A. Brooke                     Chairman

     Douglas R. Brown             Chief Executive Officer
                                         President
                                         Director

     Thomas R. Armstrong                 Director
                                 Executive Vice President
                                  Chief Operating Officer

     Thomas H. Lauer               Senior Vice President
                                  Chief Financial Officer

     Mark Hoffman                        Director           Chief Executive
                                                              Officer of
                                                         Hamilton Lunn Limited

     Frank Savage                        Director            Senior Vice
                                                             President of
                                                            Equitable Life
                                                           Assurance Society
                                                           Vice Chairman of
                                                           Equitable Capital
                                                           Management Corp.

     William H. Gorham                   Secretary